Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the ordinary shares, par value of $0.0001 per share, of PropertyGuru Group Limited, a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of March 28, 2022.

BRIDGETOWN 2 LLC

By:	/s/ Daniel Wong
Name:	Daniel Wong
Title:	Manager

Li Tzar Kai, Richard

By:	/s/ Li Tzar Kai, Richard

FWD LIFE INSURANCE PUBLIC COMPANY LIMITED

By:	/s/ David John Korunic
Name:	David John Korunic
Title:	Authorized Signatory

FWD LIFE INSURANCE COMPANY LIMITED

By:	/s/ Hideki Yamagishi
Name:	Hideki Yamagishi
Title:	Authorized Signatory